UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

VUZIX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Gregory Sichenzia, Esq.
Tara Guarneri-Ferrara, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
(212) 930-9700
gischenzia@srff.com
tguarneri-ferrara@srff.com

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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VUZIX CORPORATION

2166 Brighton Henrietta Townline Road

Rochester, NY 14623

(585) 359-5900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
November 30, 2012

To Our Stockholders:

A Special Meeting of Stockholders of Vuzix Corporation, a Delaware corporation (the “Company”, “we”, “us” or “our”), will be held on November 30, 2012 at 11:00 a.m., local time, at the DoubleTree Hotel, 1111 Jefferson Road, Rochester, NY 14623, for the following purposes:

1.        To consider and act upon a proposal of an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding common stock by a ratio of not less than one-for-twenty-five and not more than one-for-one hundred and fifty at any time prior to June 30, 2013, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion; and

2.         To act on such other matters as may properly come before the meeting or any adjournment thereof.

Only holders of record of the Company’s common stock as reflected on the stock transfer books of the Company at the close of business on October 24, 2012, will be entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. ALTERNATELY, YOU MAY WISH TO PROVIDE YOUR RESPONSE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

This proxy statement and form of proxy are being sent to our stockholders on or about  * , 2012.

By Order of the Board of Directors,

/s/ Steven D.Ward
Steven D. Ward, Secretary
* , 2012

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IN THE UNITED STATES.

VUZIX CORPORATION

2166 Brighton Henrietta Townline Road

Rochester, NY 14623

(585) 359-5900

PROXY STATEMENT

The Board of Directors of Vuzix Corporation, a Delaware corporation (the “Company”, “we”, “us”, or “our”) is soliciting proxies in the form enclosed with this proxy statement for use at the Company’s Special Meeting of Stockholders to be held on November 30, 2012 at 11:00 a.m. local time, at the DoubleTree Hotel, 1111 Jefferson Road, Rochester, NY 14623, and any adjournments thereof (the “Meeting”).

GENERAL INFORMATION ABOUT VOTING

How Proxies Work

The Company’s Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Meeting in the manner that you direct, or if you do not direct us, in the manner as recommended by the Board of Directors in this proxy statement.

Who May Vote

Holders of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the close of business on October 24, 2012 are entitled to receive notice of and to vote their shares at the Meeting. As of October [24], 2012, there were 265,259,348 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Meeting.

How to Vote

Stockholders of Record.   If you are a stockholder of record, you may vote by any of the following methods:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the enclosed Proxy Card.

•	By Telephone. You may vote by calling the toll free number found on the Proxy Card.

•	By Mail. You may vote by completing, signing, dating and returning your Proxy Card in the pre-addressed, postage-paid envelope provided.

•	In Person. You may attend and vote at the Special Meeting. The Company will give you a ballot when you arrive.

Beneficial Owners of Shares Held in Street Name.  If you are a beneficial owner of shares held in street name, you may vote by any of the following methods:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions on the proxy card provided by your broker.

•	By Telephone. You may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the pre-addressed, postage-paid envelope provided.

•	In Person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Special Meeting, you must obtain a legal proxy from the organization that holds your shares.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	providing written notice to the corporate Secretary of the Company before or at the Meeting;

•	submitting a new proxy with a later date; or

•	voting by ballot at the Meeting.

The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the Meeting will not, by itself, revoke your proxy.

Quorum

In order to carry on the business of the Meeting, we must have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy, have voted via the Internet, have voted via telephone, or vote in person at the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. Treasury shares, which are shares owned by the Company itself, are not voted and do not count for this purpose.

Votes Needed

The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting is required to approve the amendment to our Certificate of Incorporation to effect the Reverse Stock Split of our issued and outstanding shares of Common Stock. Accordingly, shares which abstain from voting as to such matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to such matter, will have the effect of a vote against the proposal to approve the amendment to our Certificate of Incorporation to effect the Reverse Stock Split.

Dissenter’s Right of Appraisal

No action will be taken in connection with the proposals described in this Proxy Statement for which Delaware law, our Certificate of Incorporation or Bylaws provide a right of a shareholder to dissent and obtain appraisal of or payment for such shareholder’s shares.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports.  This means that only one copy of this Proxy Statement may have been sent to multiple shareholders in your household.  We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: 2166 Brighton Henrietta Townline Road, Rochester, NY 14623, Attention: Paul Travers, Chief Executive Officer.  If you want to receive separate copies of our Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Other Matters

Our board of directors knows of no other business which will be presented for consideration at the special meeting other than those matters described above.  However, if any other business should come before the special meeting, it is the intention of the person named in the enclosed proxy card to vote, or otherwise act, in accordance with his best judgment on such matters.

Solicitation of Proxies

The Company will pay the expenses of soliciting proxies, which we anticipate will total approximately $5,000. Proxies may be solicited on our behalf by directors, officers or employees of the Company, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Common Stock held in their names and, as required by law, the Company will reimburse them for their reasonable out-of-pocket expenses for this service.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, associate of any director, executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the actions proposed hereunder that is not shared by all other stockholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities

The number of outstanding shares of our Common Stock at the close of business on October [24], 2012, the record date for determining our stockholders who are entitled to notice of and to vote on the approval of the amendment to our Certificate of Incorporation, is 265,259,348.

Beneficial Ownership of Directors, Officers and 5% Stockholders

The following table sets forth information regarding the beneficial ownership of our Common Stock as of October [24], 2012 by (a) each person who is known by us to beneficially own 5% or more of our Common Stock, (b) each of our directors and named executive officers, and (c) all of our directors and executive officers as a group.

Name and Addresses of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percent of Outstanding Shares Beneficially Owned (3)
Paul J. Travers	77,544,015	(4)	28.65%
Grant Russell	13,729,649	(5)	5.14%
William Lee	792,000	(6)	*
Michael Scott	0		0
LC Capital Master Fund Ltd.	46,191,220	(7)	14.83%
José Cecin	1,000,000	(8)	*
Michael McCrackan	1,000,000	(8)	*
Paul Churnetski	17,542,777		6.61%
Directors and executive officers as a group (6 people)	94,515,663	(9)	33.79%

*less than 1.0%

(1)	The address for each person is c/o Vuzix Corporation, 2166 Brighton Henrietta Townline Road, Rochester, NY 14623.
(2)	We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Common Stock issuable pursuant to the exercise of stock options or warrants, or the conversion of convertible promissory notes, that are either immediately exercisable or convertible, or that will become exercisable within 60 days after October [24], 2012. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or convertible promissory notes for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)	The percentage of shares beneficially owned is based on 265,259,348 shares of our Common Stock issued and outstanding as of October [24], 2012.
(4)	Includes shares held by the Travers Family Trust over which Mr. Travers may be deemed to hold voting and dispositive power, and (i) 1,705,058 shares issuable to Mr. Travers and his son upon exercise of options granted under our 2007 option plan and (ii) 3,730,429 shares issuable to Mr. Travers upon the conversion of amounts owed for deferred compensation and accrued interest based on a per share price of Canadian $0.20.
(5)	Includes shares held by Mr. Russell’s son and (i) 328,423 shares issuable upon exercise of options granted under our 2007 option plan and (ii) 50,000 shares issuable to Mr. Russell’s son upon exercise of warrants to purchase Common Stock, and (iii) 1,237,449 shares of our Common Stock issuable to Mr. Russell upon the conversion of amounts owed for deferred compensation and accrued interest based on a per share price of Canadian $0.20.
(6)	Includes shares held directly by Mr. Lee and by Mr. Lee’s wife and minor daughter and (i) 450,000 shares issuable upon exercise of options granted under our 2009 option plan and (ii) 75,000 shares issuable to Mr. Lee, his wife and minor daughter upon exercise of warrants to purchase shares of our Common Stock.
(7)	Represents convertible debt and warrants issued to LC Capital Master Fund, Ltd. Richard Conway holds voting and dispositive power over shares held by LC Capital Master Fund Ltd.
(8)	Represents shares of our Common Stock issuable upon exercise of options granted under our 2009 option plan
(9)	Includes (i) 4,933,481 shares issuable upon exercise of options granted under our 2007 and 2009 option plans and (ii) 52,645,206 shares issuable upon exercise of warrants to purchase Common Stock and conversion of term debt.

PROPOSAL ONE— AMENDMENT TO THE COMPANY’S CERTIFICATE OF

INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK

Our board of directors has adopted resolutions (1) declaring that submitting an amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split of our issued and outstanding Common Stock, as described below, was advisable and (2) directing that a proposal to approve the Reverse Stock Split be submitted to the holders of our Common Stock for their approval.

The form of the proposed amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of our issued and outstanding Common Stock will be substantially as set forth on Appendix A (subject to any changes required by applicable law).  If approved by our stockholders, the Reverse Stock Split proposal would permit (but not require) our board of directors to effect a reverse stock split of our issued and outstanding Common Stock at any time prior to June 30, 2013 by a ratio of not less than one-for-twenty-five and not more than one-for-one hundred and fifty, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion.  We believe that enabling our board of directors to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders.  In determining a ratio, if any, following the receipt of stockholder approval, our board of directors may consider, among other things, factors such as:

•	the initial listing requirements of various stock exchanges;

•	the historical trading price and trading volume of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Our board of directors reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by our board of directors, no less than twenty-five and no more than one hundred and fifty shares of existing Common Stock, as determined by our board of directors, will be combined into one share of Common Stock.  Any fractional shares will be rounded up to the next whole number.  The amendment to our Certificate of Incorporation to effect a reverse stock split, if any, will include only the reverse stock split ratio determined by our board of directors to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our board of directors is submitting the Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our Common Stock to enhance our ability to meet the initial listing requirements of The NASDAQ Capital Market and to make our Common Stock more attractive to a broader range of institutional and other investors.  The Company currently does not have any plans, arrangements or understandings, written or oral, to issue any of the authorized but unissued shares that would become available as a result of the Reverse Stock Split.  In addition to increasing the market price of our Common Stock, the Reverse Stock Split would also reduce certain of our costs, as discussed below.  Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests.

We believe that the Reverse Stock Split will enhance our ability to obtain an initial listing on The NASDAQ Capital Market.  The NASDAQ Capital Market requires, among other items, an initial bid price of least $4.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share.  Reducing the number of outstanding shares of our Common Stock should, absent other  factors, increase the per share market price of our Common Stock, although we cannot provide any assurance that our minimum bid price would remain following the Reverse Stock Split over the minimum bid price requirement of any such stock exchange.

Additionally, we believe that the Reverse Stock Split will make our Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  We believe that the Reverse Stock Split will make our Common Stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock.  As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split.  Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.  The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by our board of directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders.  In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to the Company’s Certificate of Incorporation, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.  If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on June 30, 2013, our board of directors will abandon the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our board of directors, a minimum of twenty-five and a maximum of one hundred and fifty shares of existing Common Stock will be combined into one new share of Common Stock.  The table below shows, as of [October 24], 2012, the number of outstanding shares of Common Stock (excluding Treasury shares) that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split

1-for-25	10,610,374
1-for-50	5,305,187
1-for-60	4,420,989
1-for-70	3,789,419
1-for-80	3,315,742
1-for-90	2,947,326
1-for-100	2,652,593
1-for-125	2,122,075
1-for 150	1,768,396

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by our board of directors.

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “— Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole number.  In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Common Stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.  After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended.  Our Common Stock will continue to be listed on the Over the Counter Bulletin Board under the symbol “VUZI”, on the TSXV under the symbol “VZX” and on the Frankfurt Stock Exchange under the symbol “V7X”, subject to any decision of our Board of Directors to list our securities on another stock exchange.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name.  However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split.  Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the Common Stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time.  The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.  Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below.  Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.  If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split.  Therefore, we will not issue certificates representing fractional shares.  In lieu of issuing fractions of shares, we will round up to the next whole number.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the board of directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock.  This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares.  The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the board of directors, subject to our treatment of fractional shares.

Accounting Matters

The proposed amendment to the Company’s Certificate of Incorporation will not affect the par value of our Common Stock per share, which will remain $0.001 par value per share.  As a result, as of the Effective Time, the stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split.  Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”).  A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.  An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.  This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.  This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement.  Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes.  Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK.

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AVAILABLE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file periodic reports, Proxy Statements and other information with the SEC relating to our business, financial statements and other  matters.  Copies of such reports, Proxy Statements and other information may be copied (at prescribed rates) at the public reference room maintained by the Securities and Exchange Commission at 100 F Street NE, Washington DC 20549.  For further information concerning the SEC’s public reference room, you may call the SEC at 1-800-SEC-0330.  Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov.

Requests for documents relating to the Company should be directed to:

VUZIX CORPORATION

2166 Brighton Henrietta Townline Road

Rochester, NY 14623

(585) 359-5900

Attention: Paul Travers

Our board of directors hopes that shareholders will attend the special meeting.  Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy card and return it in the accompanying envelope.  Prompt response will greatly facilitate arrangements for the meeting, and your cooperation is appreciated.  Shareholders who attend the meeting may vote their shares personally even though they have sent in their proxy cards.

*    *    *

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Steven D. Ward
Steven D. Ward
Secretary
Rochester, NY
* , 2012

Appendix A

Certificate of Amendment

of

Amended and Restated Certificate of Incorporation

of Vuzix Corporation

Article 4 of the Company’s Amended and Restated Certificate of Incorporation shall be amended by added the following section to the end of Article 4, Part A of the Amended and Restated Certificate of Incorporation, that reads as follows, subject to compliance with applicable law:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended, each [      ]*  shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number.  Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

* Whole number between twenty-five (25) and one hundred and fifty (150) as determined by the Board of Directors in its sole discretion.